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                                                                   EXHIBIT 10(j)

                             DIRECTORS' COMPENSATION

     Compensation for non-employee directors consists of a $25,000 annual fee plus $1,000 for each Board of Directors' meeting and committee meeting attended. Committee Chairmen receive an additional $500 for each meeting chaired. The Company's deferred fee plan permits non-employee directors to defer receipt of all or any part of their fees. Amounts deferred are credited with interest at current rates and are paid after an individual ceases to be a director. Retired non-employee directors also receive an annual payment equal to one-half of the annual retainer paid to an active director on the date of retirement so long as the retired director serves the Company in an advisory capacity and refrains from any activity adverse to the best interests of the Company. Harold B. Smith has entered into a one-year agreement with the Company providing for an annual consulting fee of $85,000.

     In January 1995 incumbent non-officer directors also received, pursuant to a restricted stock grant program, 900 shares of the Company's Common Stock, one-third of which shares vest on the first business day in each of the years 1996 through 1998, except that all shares vest on the date of retirement in accordance with Board policy or on the date of death. The shares granted to the directors pursuant to this program are included in the table under "Security Ownership", as are shares under an earlier tranche of the program effective in 1992. This program is being submitted to stockholders for approval at this Annual Meeting and is further described in the next section.


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